EXHIBIT 21.1

SUPERIOR UNIFORM GROUP, INC.

List of Subsidiaries

As of December 31, 2012, the Registrant directly or indirectly owned the following subsidiaries:

Fashion Seal Corporation	Nevada
Superior Office Solutions, Inc.	Nevada
The Office Gurus, LLC	Florida
SUG Holding	Cayman Islands
The Office Gurus, LTDA De C.V.,
a subsidiary of Superior Office Solutions, Inc. and Fashion Seal Corporation	El Salvador
The Office Masters, LTDA De C.V.,
a subsidiary of Superior Office Solutions, Inc. and Fashion Seal Corporation	El Salvador
The Office Gurus, Ltda.,
a wholly owned subsidiary of Superior Office Solutions, Inc.	Costa Rica
Scratt Kit S.R.L.,
a wholly owned subsidiary of Superior Office Solutions, Inc.	Costa Rica
Superior Sourcing, a wholly owned subsidiary of SUG Holding	Cayman Islands